Exhibit 8.1



                                             August 12, 1999



Cox Communications, Inc.
1400 Lake Hearn Drive
Atlanta, Georgia  30319

Cox Trust II
c/o Cox Communications, Inc.
1400 Lake Hearn Drive
Atlanta, Georgia  30319

The several Underwriters listed in
  Schedule A to the Underwriting Agreement
c/o Merrill Lynch & Co.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
World Financial Center
North Tower
250 Vesey Street
New York, New York  10281

         Re:      Cox Communications, Inc.
                  Cox Trust II
                  13,000,000 FELINE PRIDES(SM) and 7% Capital Securities

Ladies and Gentlemen:

     This opinion is being delivered to you pursuant to Section 5(c) of the Underwriting Agreement, dated August 9, 1999 (the "Underwriting Agreement"), among Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated, Banc of America Securities LLC and J.P. Morgan Securities Inc. (collectively, the "Underwriters"), Cox Communications, Inc., a Delaware corporation ("CCI" or the "Company") and Cox Trust II, a Delaware statutory business trust (the "Trust"), providing for the issuance and sale to the Underwriters, acting severally and not jointly, on this date of 13,000,000 of the Company's FELINE PRIDES, consisting of 11,700,000 Income
PRIDES and 1,300,000 Growth PRIDES (the "Securities"). We have served as tax counsel to the Company and the Trust in connection with the issuance and sale of the Securities, and this opinion is being rendered to the Company, the Trust and the Underwriters at the request of the Company. Capitalized terms used herein that are not otherwise defined herein shall have the same meanings as in the Underwriting Agreement.

Cox Communications, Inc.
Cox Trust II
Merrill Lynch & Co.
August 12, 1999
Page 2



     In rendering this opinion, our examination of documents has been limited to the examination of originals or copies of the following:

          a. The Registration Statement on Form S-3 (File No. 333-82575) and all amendments thereto (the "Registration Statement"), in the form represented to us as having been transmitted via the EDGAR system to the Securities and Exchange Commission (the "SEC") on August 6, 1999.

          b. The Prospectus in the form represented to us as having been transmitted via the EDGAR system to the SEC on August 10, 1999 (the "Final Prospectus").

          c. The Prospectus Supplement to the Final Prospectus in the form represented to us as having been transmitted via the EDGAR system to the SEC on August 10, 1999 (the "Prospectus Supplement" and, together with the Final Prospectus, the "Prospectus").

          d. The Certificate of Trust of Cox Trust II, dated as of July 21, 1999, as filed in the office of the Secretary of State of Delaware on July 21, 1999.

          e. The Declaration of Trust of Cox Trust II, dated as of July 21,1999, by and among the Company, as sponsor, and The Bank of New York, a New York banking corporation ("BONY"), and The Bank of New York (Delaware), a Delaware banking corporation ("BONY (Delaware)"), as trustees of the Trust.

          f. The Amended and Restated Declaration of Trust of Cox Trust II, dated as of August 12, 1999, by and among the Company, as sponsor, the trustees of the Trust named therein, and the holders, from time to time, of undivided beneficial interests in the Trust (including Annex I and Exhibits A-1 and A-2 thereto).

          g. The Indenture, dated as of June 27, 1995, by and between the Company and BONY as trustee, relating to debt securities.

          h. The First Supplemental Indenture for Debt Securities, dated as of August 12, 1999 (the "Supplemental Indenture"), by an between the Company and BONY as trustee, relating to debt securities.

          i. The Capital Securities Guarantee Agreement, dated as of August 12, 1999, by and among the Company and BONY as trustee of the Trust.

We have not reviewed any documents other than those listed above.

     For purposes of this opinion letter, we have assumed that (i) all signatures on documents we have examined are genuine, (ii) all documents submitted to us as originals are authentic, (iii) all documents submitted to us as copies conform to the originals, (iv) the individuals who

Cox Communications, Inc.
Cox Trust II
Merrill Lynch & Co.
August 12, 1999
Page 3

executed any such documents on behalf of any person had the authority and capacity to do so, (v) all documents made available to us are accurate and complete, (vi) there are no other agreements between any of the parties to the agreements reviewed by us that would modify the terms of such agreements or that would contain provision that bear upon or are inconsistent with the opinions stated herein, and (vii) all agreements reviewed by us are valid, binding upon and enforceable against the parties thereto in accordance with their terms.

     Our opinion is conditioned on, among other things, the initial and continuing accuracy of the facts, information, covenants, and representations set forth in the documents referred to above and the statements and representations made by the Company and the Trusts and full compliance by the parties with the terms of the documents set forth above.

     In rendering our opinion, we have considered the provisions of the Internal Revenue Code of 1986, as amended, Treasury Regulations (proposed, temporary and final) promulgated thereunder, current positions of the Internal Revenue Service contained in published Revenue Rulings and Revenue Procedures, and judicial decisions and administrative pronouncements, in each case in effect on the date hereof, all of which are subject to change or modification at any time (which changes may be retroactively applied), and we do not opine with respect to any law, regulation, rule, or governmental policy that may be enacted or adopted after the date hereof, nor assume any responsibility to advise you of future changes in our opinion. A change in the authorities upon which the opinion is based could affect our conclusions. There can be no assurance, moreover, that any opinion expressed herein will be accepted by the Internal Revenue Service or, if challenged, by a court. Our opinion is based on the assumption that the issues discussed herein would be fully litigated. Further, we express no opinion as to any other matter, including any other federal tax matter or any state or local tax matter.

     Based upon and subject to the foregoing and all other assumptions, qualifications and exceptions set forth herein, we are of the opinion that:

     1. The Trust will be classified for United States federal income tax purposes as a grantor trust and will not be subject to federal income taxation as an association (or publicly traded partnership) taxable as a corporation.

     2. The Cox II Debentures will be classified as indebtedness for United States federal income tax purposes.

Cox Communications, Inc.
Cox Trust II
Merrill Lynch & Co.
August 12, 1999
Page 4


     This letter is solely for your information in connection with the offerings contemplated by the Registration Statement and, except as provided above, is not to be quoted in whole or in part or otherwise referred to, nor is it to be filed with any governmental agency or other person, without the prior written consent of this firm.


                                        Very truly yours,

                                        DOW, LOHNES & ALBERTSON, PLLC


                                        By: /s/ Linda A. Fritts
                                            Linda A. Fritts
                                            Member